Exhibit 99.1

Red Robin Gourmet Burgers Announces Resignation of Edward T. Harvey from Board of Directors

Greenwood Village, CO – May 11, 2005 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens, today announced that Edward T. Harvey has indicated his intent to resign from the Company’s Board of Directors, effective at the meeting of the Company’s board of directors scheduled to be held in August 2005.

Mr. Harvey has been a member of Red Robin’s Board of Directors since May 2000. From April 1990 until his retirement in December 2003, Mr. Harvey was a partner with Quad-C Management, Inc., a private equity investment firm that was once a significant shareholder of Red Robin’s common stock.

Mike Snyder, Chairman of the Board, President and CEO, said, “Ed has been a loyal friend of Red Robin and valuable member of our board. We have appreciated his leadership, insight and advice. We wish him well in his future endeavors.”

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 265 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200